Exhibit 10.1

GLOBAL ENTERTAINMENT CORPORATION

2000 LONG-TERM INCENTIVE PLAN

ARTICLE I - PURPOSE.

1.1 General. The purpose of the Global Entertainment Corporation 2000 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Global Entertainment Corporation (the “Company”) by linking the personal interests of selected officers, key employees, outside consultants, and directors to those of Company shareholders and by providing such individuals with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected officers, key employees, outside consultants, and directors.

ARTICLE II - EFFECTIVE DATE.

2.1 Effective Date. The Plan is effective as of             , 2000 (the “Effective Date”). Prior to the Effective Date, the Plan shall be submitted to the board of directors and the shareholders of the Company for their approval. The Plan will be deemed to be approved by the shareholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present, or represented, and entitled to vote at a meeting duly held (or by the written consent of the holders of a majority of the shares of stock of the Company entitled to vote) in accordance with the applicable provisions of Nevada law and the Company’s Bylaws and Articles of Incorporation.

ARTICLE III - DEFINITIONS AND CONSTRUCTION.

3.1 Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this paragraph or in paragraphs 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

3.2 “Award” means any Option or Restricted Stock Award or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

3.3 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

3.4 “Board” means the Board of Directors of the Company.

3.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

3.6 “Committee” has the meaning set forth in paragraph 4.1.

3.7 “Disability” means any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

3.8 “Fair Market Value” means with respect to Stock or any other property, the fair market value of such Stock or other property determined by such methods or procedures as may be established from time to time by the Committee.

3.9 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

3.10 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

3.11 “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

3.12 “Participant” means a person who, as an officer, employee, outside consultant or director of the Company, has been granted an Award under the Plan.

3.13 “Restricted Stock Award” means Stock granted to a Participant under Article 8 that is subject to certain restrictions and to risk of forfeiture.

3.14 “Retirement” means a Participant’s termination of employment with the Company after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company.

3.15 “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 9.

ARTICLE IV - ADMINISTRATION.

4.1 Committee. The Plan shall be administered by the Board or, at the Board’s discretion, a Committee that is appointed by, and shall serve at the discretion of, the Board (each, as applicable, the “Committee”).

4.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3 Authority of Committee. The Committee has the exclusive power, authority and discretion to:

(a)	Designate Participants;

(b)	Determine the type or types of Awards to be granted to each Participant;

(c)	Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)	Determine the terms and conditions of any Award granted under the Plan including, but not limited to, the exercise price, grant price, or purchase price of any Award; any restrictions or limitations on an Award; any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award; and accelerations or waivers of such restrictions of an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)	Determine whether, to what extent, and under what circumstances an Award may be (i) settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or (ii) canceled, forfeited, or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

(i)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

4.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE V - SHARES SUBJECT TO THE PLAN.

5.1 Number of Shares. Subject to adjustment provided in paragraph 10.1, the aggregate number of shares of Stock reserved and available for Awards shall be two hundred twenty five thousand (225,000).

5.2 Lapsed Awards. To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan.

5.3 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock or Stock purchased on the open market.

ARTICLE VI - ELIGIBILITY.

6.1 General. Awards may be granted only to Participants as determined by the Committee.

ARTICLE VII - STOCK OPTIONS.

7.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee.

(b)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Without limiting the power and discretion conferred on the Committee pursuant to the preceding sentence, the Committee may, in the exercise of its discretion, but need not, allow a Participant to pay the Option price by directing the Company to withhold from the shares of Stock that would otherwise be issued upon exercise of the Option that number of shares having a Fair Market Value on the exercise date equal to the Option price, all as determined pursuant to rules and procedures established by the Committee.

(d)	Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions as may be specified by the Committee.

7.2 Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a)	Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock

Option may not be less than the Fair Market Value as of the date of the grant.

(b)	Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)	Lapse of Option. An Incentive Stock Option shall lapse under the following circumstances:

(i)	The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

(ii)	The Incentive Stock Option shall lapse one hundred eighty (180) days after the Participant’s termination of employment, if the termination of employment was attributable to (a) Disability, (b) Retirement, or (c) for any other reason, provided that the Committee has approved, in writing, the continuation of any Incentive Stock Option outstanding on the date of the Participant’s termination of employment.

(iii)	If the Participant separates from employment other than as provided in paragraph (ii), the Incentive Stock Option shall lapse ninety (90) days after the date of the Participant’s termination of employment.

(iv)	If the Participant dies before the Option lapses pursuant to paragraph (i), (ii) or (iii) above, the Incentive Stock Option shall lapse, unless it is previously exercised on the earlier of (a) the date on which the Option would have lapsed had the Participant lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his death or had previously terminated employment) remained unchanged; or (b) one hundred eighty (180) days after the date of the Participant’s death. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so under the Participant’s last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive said Incentive Stock Option under the applicable laws of descent and distribution.

7.3 Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed One Hundred Thousand Dollars ($100,000.00).

7.4 Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than one hundred ten percent (110%) of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

7.5 Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after ten years of the Effective Date.

7.6 Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE VIII - RESTRICTED STOCK AWARDS.

8.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

8.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the Award or thereafter.

8.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company, provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

8.4 Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE IX - PROVISIONS APPLICABLE TO AWARDS.

9.1 Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2 Exchange Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to paragraph 10.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

9.3 Term of Award. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

9.4 Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

9.5 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided below, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a court order that would otherwise satisfy the requirements to be a domestic relations order as defined in Section 414(p)(1)(B) of the Code, if the order satisfies Section 414(p)(1)(A) of the Code notwithstanding that such an order relates to the transfer of a stock option rather than an interest in an employee benefit pension plan. In the Award Agreement for any Award other than an Award that includes an Incentive Stock Option, the Committee may allow a Participant to assign or otherwise transfer all or a portion of the rights represented by the Award to specified individuals or classes of individuals, or to a trust benefitting such individuals or classes of individuals, subject to such restrictions, limitations, or conditions as the Committee deems to be appropriate.

9.6 Beneficiaries. Notwithstanding paragraph 9.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.7 Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

9.8 Tender Offers. In the event of a public tender for all or any portion of the Stock, or in the event that a proposal to merge, consolidate, or otherwise combine with another company is submitted for shareholder approval, the Committee may in its sole discretion declare previously granted Options to be immediately exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in paragraph 7.3, the excess Options shall be deemed to be Non-Qualified Stock Options.

ARTICLE X - CHANGES IN CAPITAL STRUCTURE.

10.1 General. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Award (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Award (and for each share of Stock then subject thereto) the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

10.2 Merger. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, shall, in the sole discretion of the Committee:

(a)	Cause every Award outstanding hereunder to terminate, except that the surviving or resulting corporation, in its absolute and uncontrolled discretion, may tender an option or options to purchase its shares or exercise such rights on terms and conditions, as to the number of shares and rights and otherwise, which shall substantially preserve the rights and benefits of any Award then outstanding thereunder; or

(b)	Give each Participant the right to exercise Awards prior to the occurrence of the event otherwise terminating the Awards over such period as the Committee, in its sole and absolute discretion, shall determine. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in paragraph 7.3, the excess Options shall be deemed to be Non-Qualified Stock Options.

ARTICLE XI - AMENDMENT, MODIFICATION AND TERMINATION.

11.1 Amendment, Modification and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan. However, without approval of the shareholders of the Company or other conditions (as may be required by the Code, or by a regulatory body having jurisdiction), no such termination, amendment, or modification may:

(a)	Materially increase the total number of shares of Stock that may be issued under the Plan, except as provided in paragraph 10;

(b)	Materially modify the eligibility requirements for participation in the Plan; or

(c)	Materially increase the benefits accruing to Participants under the Plan.

11.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE XII - GENERAL PROVISIONS.

12.1 No Rights to Awards. No Participant or employee shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees uniformly.

12.2 No Stockholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

12.3 Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event under the Plan, Participants may elect, subject to the Committee’s approval, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes in accordance with such procedures as the Committee establishes. The Committee may, at the time any Award is granted, require that any and all applicable tax withholding requirements be satisfied by the withholding of shares of Stock as set forth above.

12.4 No Right to Employment. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

12.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company.

12.6 Indemnification. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.7 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company.

12.8 Expenses. The expenses of administering the Plan shall be borne by the Company.

12.9 Titles and Headings. The titles and headings of the paragraphs in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.10 Fractional Shares. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

12.11 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the “1933 Act”), any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

12.12 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to its conflicts of laws principles.